Exhibit 99.1

Investor Relations:

Amy Bilbija

(212) 929-5802

MacKenzie Partners, Inc.

Media Contact:

Matthew Sherman / Nicole Greenbaum

(212) 355-4449

Joele Frank, Wilkinson Brimmer Katcher

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Third Quarter 2011 Financial Results

Portland, Ore. – November 7, 2011 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its third quarter ended September 28, 2011.

Financial results for the third quarter 2011 compared to the third quarter 2010:

•	Revenues decreased 4.2% to $81.4 million from $84.9 million, substantially due to 65 less store operating weeks from permanent and temporary restaurant closures.

•	Comparable restaurant sales decreased 1.0%.

•

Total restaurant operating costs increased 300 basis points to 91.5% of revenues, due largely to compensation-related adjustments in the prior year, which resulted in an unfavorable comparison in 2011.

•

GAAP net loss of $(2.5) million, or $(0.17) per diluted share, which includes $0.8 million in expenses related to the potential sales process and broad evaluation of the Company’s strategic alternatives; compared to GAAP net income of $1.0 million, or $0.07 per diluted share.

•	Pro-forma net loss of $(1.2) million, or $(0.08) per diluted share.

Revenues for the third quarter of 2011 decreased 4.2% to $81.4 million compared to $84.9 million in the third quarter of 2010. Contributing factors were a 1.0% decline in comparable restaurant sales, a decrease in store operating weeks due to four less restaurants in operation and 17 lost operating, weeks during the quarter due to temporary closures during restaurant remodels. GAAP net loss was $(2.5) million, or $(0.17) per diluted share, which includes $0.8 million in expenses related to the potential sales process and broad evaluation of the Company’s strategic alternatives; compared to GAAP net income of $1.0 million, or $0.07 per diluted share. On a pro-forma basis, the Company generated a net loss of $(1.2) million or $(0.08) per diluted share. (Please refer to the reconciliation table at the end of this release.)

Bill Freeman, Chief Executive Officer, said, “Despite the challenges of an uncertain economy, higher commodity inflation and other factors, there were promising signs in both improving sales trends and guest satisfaction scores as a result of our strategic revitalization program, which continue to support our long-term strategy for recovery. We were very encouraged that our September comparable restaurant sales were positive, and during the quarter we also saw an increase in the portion of our U.S. portfolio that is generating a positive comparable restaurant sales. Additionally, we were pleased to see Boathouse sales rebound in the third quarter, generating strong positive comparable restaurant sales in both August and September.”

“Our newly remodeled restaurants continued to generate comparable sales trends that significantly exceed Company averages,” continued Freeman. “These restaurants have a strong average post-remodel comparable restaurant sales increase of approximately seven percentage points. In addition, our guest satisfaction scores noticeably improved, which we attribute largely to our focus on enhancing service and hospitality. Based on these results to date, we are very encouraged that our upgrade program, together with our continued efforts to elevate service and hospitality through focused training initiatives, will generate attractive returns and contribute to the successful revitalization of the overall Company.”

Strategic Revitalization Plan

McCormick & Schmick’s is in the process of executing a strategic revitalization plan that includes a multi-year service, hospitality and portfolio upgrade program designed to increase restaurant revenue and profitability, provide strong returns on invested capital, and enhance the overall guest experience. The plan includes refreshing and remodeling restaurants, continuing to elevate the Company’s culinary program and better aligning the McCormick & Schmick’s brand with local market guest preferences, among other initiatives.

The Company has completed six remodel projects in 2011 and expects to complete one additional rebuild project before Thanksgiving. This first phase of remodels includes projects the Company believes have the best potential to deliver solid top line growth. In total, the number of operating weeks lost for the year due to these remodeling and rebuild projects will be 28 weeks.

Outlook and 2011 Financial Guidance

The company has determined to suspend guidance as to future earnings and financial statement periods during the continuation of its previously announced exploration of strategic alternatives and is expressly withdrawing prior guidance.

The Company will not host a conference call in conjunction with its third quarter 2011 earnings.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 92 restaurants, including 85 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 39 years by focusing on serving a broad selection of fresh seafood. The inviting atmosphere at McCormick & Schmick’s and its high quality, diverse menu offering and compelling price-value proposition appeal to a broad base including the business community, casual diners, families and travelers.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least 18 months from the beginning of the fiscal year being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance and outlook provided for 2011 are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not guarantees of future performance, and therefore, one should not put undue reliance upon them. Some of the statements that are forward-looking include: Company expectations about capital expenditures and business interruptions associated with the Company’s renovation initiatives; expectations for the effects of that program; estimates of revenues and of other expenses associated with Company operations; and the ability to anticipate and respond adequately to changes in guest preference. As with any business, there are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this document, factors that can cause such changes are: the Company’s ability to continue to successfully implement the previously announced revitalization plan; the Company’s ability to manage the costs associated with the potential sales process and broad evaluation of the Company’s strategic alternatives, and their impact on operations and business; the Company’s ability to respond to increasing competition and to changes in consumer preferences in the restaurant industry; ability to generate sufficient cash flows and maintain adequate sources of liquidity to finance ongoing operations and capital expenditures; ability to comply with governmental regulations; ability to absorb increasing labor costs, particularly including but not limited to increasing benefits costs associated with the pending healthcare legislation; ability to implement cost control initiatives without adversely impacting either product quality or guest experiences; and ability to maintain a positive image for the Company’s brands. The business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s most recent Annual Report on Form 10-K. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

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McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	September 28, 2011		September 25, 2010
Revenues	$81,363	100.0%	$84,900	100.0%

Restaurant operating costs
Food and beverage	24,011	29.5%	24,550	28.9%
Labor	28,613	35.2%	27,779	32.7%
Operating	12,851	15.8%	13,063	15.4%
Occupancy	8,959	11.0%	9,723	11.4%

Total restaurant operating costs	74,434	91.5%	75,115	88.5%
General and administrative expenses	4,792	5.9%	4,088	4.8%
Restaurant pre-opening costs	245	0.3%	93	0.1%
Depreciation and amortization	3,593	4.4%	3,955	4.7%
Impairment, restructuring and other charges	—	—	—	—

Total costs and expenses	83,064	102.1%	83,251	98.1%

Operating income (loss)	(1,701)	(2.1)%	1,649	1.9%
Interest expense, net	330	0.4%	430	0.5%

Income (loss) before income taxes	(2,031)	(2.5)%	1,219	1.4%
Income tax expense	477	0.6%	183	0.2%

Net income (loss)	$(2,508)	(3.1)%	$1,036	1.2%

Net income (loss) per share
Basic	$(0.17)		$0.07
Diluted	$(0.17)		$0.07
Shares used in computing net income (loss) per share
Basic	14,870		14,814
Diluted	14,870		14,908

	Thirty-nine week period ended
	September 28, 2011		September 25, 2010
Revenues	$254,071	100.0%	$259,455	100.0%

Restaurant operating costs
Food and beverage	75,251	29.6%	77,230	29.8%
Labor	86,990	34.2%	85,339	32.9%
Operating	39,342	15.5%	38,516	14.8%
Occupancy	27,304	10.7%	28,268	10.9%

Total restaurant operating costs	228,887	90.1%	229,353	88.4%
General and administrative expenses	16,194	6.4%	13,819	5.3%
Restaurant pre-opening costs	267	0.1%	1,226	0.5%
Depreciation and amortization	10,718	4.2%	11,614	4.5%
Impairment, restructuring and other charges	2,499	1.0%	—	—

Total costs and expenses	258,565	101.8%	256,012	98.7%

Operating income (loss)	(4,494)	(1.8)%	3,443	1.3%
Interest expense, net	983	0.4%	1,236	0.5%

Income (loss) before income taxes	(5,477)	(2.2)%	2,207	0.9%
Income tax expense	678	0.3%	327	0.1%

Net income (loss)	$(6,155)	(2.4)%	$1,880	0.7%

Net income (loss) per share
Basic	$(0.41)		$0.13
Diluted	$(0.41)		$0.13
Shares used in computing net income (loss) per share
Basic	14,844		14,802
Diluted	14,844		14,922

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Net Loss Per Share – GAAP to Non-GAAP

(unaudited)

(in thousands, except per share data)

Pro forma net loss per share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual net loss and net loss per share determined in accordance with GAAP to pro forma net loss and net loss per share based on the shares outstanding at the end of the period:

Thirteen week period ended September 28, 2011
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(2,508)
Income tax expense	477
Costs associated with the unsolicited tender offer, potential sales process and evaluation of other strategic alternatives	803

Pro-forma net loss before tax	(1,228)
Income tax benefit	(65)

Pro-forma net loss	$(1,163)

Pro-forma net loss per share
Basic	$(0.08)
Diluted	$(0.08)
Shares used in computing pro-forma net loss per share
Basic	14,870
Diluted	14,870

Thirty-nine week period ended September 28, 2011
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(6,155)
Income tax expense	678
Costs associated with the unsolicited tender offer, potential sales process and evaluation of other strategic alternatives	2,610
Impairment, restructuring and other charges	2,499

Pro-forma net loss before tax	(368)
Income tax expense	52

Pro-forma net loss	$(420)

Pro-forma net loss per share
Basic	$(0.03)
Diluted	$(0.03)
Shares used in computing pro-forma net loss per share
Basic	14,844
Diluted	14,844